Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 21, 2018, by and among Prestige Brands, Inc., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (as previously supplemented, the “Indenture”), dated as of February 19, 2016, among the Issuer, the guarantors party thereto and the Trustee, pursuant to which, the Issuer initially issued, on the date thereof, $350,000,000 aggregate principal amount of its 6.375% Senior Notes due 2024 (the “Initial Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer); provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 of the Indenture;

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

WHEREAS, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $250,000,000 aggregate principal amount of its 6.375% Senior Notes due 2024, having terms substantially identical in all material aspects to the Initial Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Notes. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Additional Notes in an aggregate principal amount of $250,000,000 under the Indenture, having terms substantially identical in all material respects to the Initial Notes at an issue price of 101% plus accrued and unpaid interest from March 1, 2018. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture (as supplemented by this Supplemental Indenture), including, without limitation, waivers, amendments, redemptions and offers to purchase. The Additional Notes shall be issuable in whole in the form of one or more Restricted Global Notes to be held by DTC and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Indenture.

(3) Execution of the Notes. The Additional Notes shall be executed on behalf of the Issuer by an authorized officer and authenticated by the Trustee pursuant to Section 2.01(d) of the Indenture.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(8) Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind their Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(9) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

PRESTIGE BRANDS, INC., as Issuer

By:	/s/ Christine Sacco
	Name:	Christine Sacco
	Title:	Chief Financial Officer and Treasurer

Signature Page to Third Supplemental Indenture (2024 Notes)

PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE SERVICES CORP.
PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE BRANDS INTERNATIONAL, INC.
MEDTECH HOLDINGS, INC.
MEDTECH PRODUCTS INC.
MEDTECH PERSONAL PRODUCTS CORPORATION
THE SPIC AND SPAN COMPANY
BLACKSMITH BRANDS, INC.
INSIGHT PHARMACEUTICALS CORPORATION
INSIGHT PHARMACEUTICALS LLC
DENTEK HOLDINGS, INC.
DENTEK ORAL CARE, INC.,
C.B. FLEET TOPCO, LLC
C. B. FLEET COMPANY, INCORPORATED
C. B. FLEET HOLDING COMPANY, INCORPORATED
C. B. FLEET, INTERNATIONAL, INC.
C.B. FLEET HOLDCO, LLC
C.B. FLEET INVESTMENT CORPORATION
C.B. FLEET, LLC
PEAKS HBC COMPANY, INC.
as Guarantors

By:	/s/ Christine Sacco
	Name:	Christine Sacco
	Title:	Authorized Officer

MEDTECH ONLINE, INC.,
as Guarantor

By:	/s/ Donald Panos
	Name:	Donald Panos
	Title:	Vice President and Treasurer

Signature Page to Third Supplemental Indenture (2024 Notes)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Signature Page to Third Supplemental Indenture (2024 Notes)